UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2018

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

PHH Corporation (“PHH” or the “Company”) today announced that it has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated February 27, 2018 with Ocwen Financial Corporation (“Ocwen”), and POMS Corp (“MergerSub”) pursuant to which all of PHH’s outstanding common stock will be acquired by Ocwen in a merger of PHH with and into MergerSub with PHH surviving (the “Merger”) in an all cash transaction valued at $360,361,000.  Under the terms of the Merger Agreement, PHH stockholders would receive at closing $11.00 per fully-diluted share in cash (the “Merger Consideration”), representing a premium of approximately 24% over the closing price of PHH’s common stock of $8.84 on February 26, 2018.  Immediately upon giving effect to the Merger, the Company’s 7.375% Senior Notes due 2019 and 6.375% Senior Notes due 2021 will remain outstanding.

At the effective time of the Merger, each outstanding time-based restricted stock unit and performance-based restricted stock unit will vest and be cancelled in exchange for the right of the holder thereof to receive the Merger Consideration in respect of each share of PHH common stock subject to such  award (in the case of performance-based restricted stock unit, based on the actual performance of the Company through immediately prior to the Merger, as reasonably determined by the Company’s Board of Directors).

The Company’s Board of Directors has unanimously approved the Merger and recommended its approval by stockholders. A special meeting of stockholders to approve the Merger will be scheduled at a later date.

The Merger is subject to, in addition to various other customary closing conditions: approval by the Company’s stockholders; antitrust, state licensing, and other governmental and regulatory approvals; PHH maintaining a minimum adjusted net worth of a prescribed amount ranging from $393 million to $489 million and a minimum amount of available cash on hand ranging from $293 million to $367 million, in each case depending upon when such condition is tested; the completion of the Company’s previously announced purchase of Realogy Corporation’s ownership interests in PHH Home Loans, LLC; and the substantial completion of PHH’s previously announced exit from its private label originations business.  The measurement date for establishing whether the conditions regarding minimum adjusted net worth and minimum unrestricted cash have been satisfied will be determined following approval of the Company’s stockholders and receipt of the regulatory approvals necessary for the Company to consummate the Merger. Following the closing of the Merger, shares of PHH common stock will no longer be listed on the New York Stock Exchange.

The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type. Under the terms of the Merger Agreement, the Company has also agreed to certain covenants, including customary “no shop” restrictions that prohibit the Company from soliciting, or providing information or entering into discussions concerning proposals relating to alternative business combination transactions, except in response to a bona fide unsolicited written acquisition proposal that the Company’s Board of Directors has determined constitute, or is reasonably likely to result in, a Superior Company Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights by PHH and Ocwen.  If the Merger Agreement is terminated under specified circumstances, including due to the Company’s acceptance of a Superior Company Proposal prior to approval of the Merger by PHH’s stockholders, PHH will pay Ocwen a termination fee equal to $12.6 million.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K (“Form 8-K”). The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement attached hereto.

The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such Merger Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the Merger Agreement and (ii) contained in the disclosure schedules to the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

In connection with the proposed transaction, PHH will file a proxy statement with the Securities and Exchange Commission (“SEC”). Stockholders are strongly advised to read the proxy statement and any other relevant documents filed with the SEC as they become available because they will contain important information about the proposed transaction. Stockholders may obtain a copy of the proxy statement when available along with other documents filed by the Company, free of charge, by contacting PHH Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, by email at investor.relations@phh.com, or by accessing the PHH website at www.phh.com, or the SEC website at www.sec.gov.

The Company and its directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers in the solicitation will be more specifically set forth in the proxy statement concerning the proposed transaction that will be filed with the SEC. In addition to the proxy statement, PHH files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-3030 for further information on the public reference rooms. PHH’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On and effective February 27, 2018, the Board of Directors of PHH approved and adopted the fourth amendment to the bylaws of PHH (the “Bylaws Amendment”), adding to the existing Bylaws of PHH a new Section 8.10 to Article VIII titled “Forum for Adjudication of Certain Disputes” that provides that, unless PHH consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the Circuit Court for Baltimore City, Maryland and the federal courts sitting in Baltimore City, Maryland will be the sole and exclusive forum for any internal corporate claims (as defined in Section 1-101(p) of the Corporations and Associations Article of the Annotated Code of Maryland), arising out of or relating to the Merger Agreement (as may be amended from time to time) and the transactions contemplated by the Merger Agreement.

The foregoing description of the Bylaws Amendment does not purport to be complete and is qualified in its entirety by reference to the Bylaws Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 27, 2018, the Company issued a press release announcing that it had entered into the Merger Agreement, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated February 27, 2018 by and among Ocwen Financial Corporation, a Florida corporation, POMS Corp, a Maryland corporation, and PHH Corporation, a Maryland corporation.*
3.1	Fourth Amendment to ByLaws of PHH Corporation.
99.1	PHH Corporation press release dated February 27, 2018.**

*          Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule to the SEC upon request.

**   Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such Exhibit be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as expressly set forth in such filing.

Forward-Looking Statements

Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only the Company’s current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

Stockholders should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. Factors that may cause actual results to differ from expected results include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the agreements with Ocwen; the risk that PHH’s stockholders may not approve the merger; the risk that the necessary regulatory approvals for the merger may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that PHH’s cash and/or net worth may decline below the threshold levels specified in the merger agreement; risks that Ocwen may not have sufficient funds to consummate the merger; risks that PHH’s business may suffer as a result of uncertainties surrounding the proposed transaction; litigation or other legal proceedings relating to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; risks related to the disruption of management time from ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transactions and the PHH’s plans, including impact on PHH’s relationships with customers, regulators, lenders and employees; other risks to the consummation of the transaction, including the risk that the transactions will not be consummated within the expected time period or at all; unfavorable economic conditions in the markets PHH serves; changes in laws or regulations; and other risks and uncertainties described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s periodic reports filed with the SEC, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by the Company or the Company’s businesses generally. Such periodic reports are available in the “Investors” section of the Company’s website at http://www.phh.com and are also available at http://www.sec.gov. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, the Company undertakes no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated February 27, 2018 by and among Ocwen Financial Corporation, a Florida corporation, POMS Corp, a Maryland corporation, and PHH Corporation, a Maryland corporation.*
3.1	Fourth Amendment to ByLaws of PHH Corporation.
99.1	PHH Corporation press release dated February 27, 2018.**

*          Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule to the SEC upon request.

**   Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall such Exhibit be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as expressly set forth in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/Robert B. Crowl
Name:	Robert B. Crowl
Title:	President and Chief Executive Officer

Dated: February 27, 2018